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                                                                 Exhibit (p)(19)

                                 CODE OF ETHICS
                                JANUARY 16, 2007

SECTION 1. THE BASICS

OVERVIEW

In accordance with Rule 204A-1 of the Investment Advisers Act of 1940 and with Rule 17j-1 of the Investment Company Act of 1940, as amended, this Code of Ethics ("Code") sets forth the specialized rules for business conduct and guidelines for the personal activities that generally are required of all personnel employed by Westfield Capital Management Company, LLC ("WCM").

The Code serves many purposes. Among them are to:

     1. educate personnel of WCM's expectations and the laws governing their conduct;

     2. remind personnel that they are in a position of trust and must act with complete propriety at all times;

     3.   protect the reputation of WCM;

     4.   guard against violation of the securities laws;

     5.   protect WCM's clients by deterring misconduct; and

     6. establish procedures for employees to follow so WCM can assess whether they are complying with our ethical principles.

The CCO, or a designee, has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, WCM expects that waivers, if any, will be granted only in rare instances and will be documented by Compliance for WCM's files. Typically, no waivers shall be granted on any provisions of the Code that are mandated by the rules and regulations of the Securities and Exchange Commission ("SEC").

PERSONS COVERED BY THE CODE

The Code applies to all personnel, including directors and officers, all of whom WCM deems to be "Access Persons". Certain provisions of the Code also apply to the members of an Access Person's family/household. You are deemed an Access Person the day you begin employment at WCM. From time to time, the Compliance Department may designate additional persons, such as independent contractors, consultants, and interns, as Access Persons subject to the Code.

While all provisions of the Code apply to Access Persons, WCM does designate a sub-set of Access Persons as "Investment Persons". Generally, Investment Persons make investment decisions for clients, provide information or advice to portfolio managers, help execute and/or implement a portfolio manager's decision, or have access to investment decisions relating to


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client accounts. Investment Persons may be required to provide additional information for certain personal activities. Typically, members of WCM's Investment, Marketing, Trading, and Compliance departments are deemed to be Investment Persons. However, Compliance also may designate, on occasion, certain persons as Investment Persons subject to the Code. You will be informed by Compliance whether you have been designated as an Investment Person.

WCM Board Members who are not employees of WCM are deemed "non-interested Board members". Should any non-interested Board member have access, come into possession of or obtain non-public information about client transactions, portfolio holdings or WCM's investment recommendations in the normal course of business, he or she will be considered an Access Person and be subject to the reporting requirements noted in Section 3. Any non-interested Board member who seeks access to non-public information about client transactions, portfolio holdings or WCM's investment recommendations must obtain written pre-approval from Compliance.

GENERAL PRINCIPLES

WCM is a fiduciary for its investment advisory clients. Accordingly, WCM owes our clients the utmost duty of loyalty, good faith, and fair dealing. As an employee of WCM, you are obligated to uphold these important duties. These general principles govern all conduct, whether or not the conduct is covered by more specific provisions in the Code. You must comply with the following principles at all times.

     1.   All personnel are to place the interests of clients first;

     2. All personal securities transactions must be conducted in such a manner that is consistent with the Code and must avoid any actual or potential conflicts of interest or abuse of any employee's position of trust and responsibility;

     3. WCM and its personnel will exercise independent, unbiased judgment in the investment decision-making process;

     4. It is improper for WCM or its personnel to use for their own benefit (or the benefit of anyone other than the client) information about WCM's trading or recommendations for client accounts;

     5. Employees must not take advantage of his or her position, and of investment opportunities that would otherwise be available for WCM's clients;

     6. WCM wants to avoid the appearance that the firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the brokerage community;

     7. Information concerning the identity of security holdings and financial circumstances of clients is confidential;

     8. WCM expects all personnel to act with honesty, integrity and professionalism in all aspects of our business; and

     9. WCM expects all personnel to comply with the spirit of the Code and the specific rules contained in the Code.


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STANDARDS OF BUSINESS CONDUCT

As part of WCM's fiduciary obligations to its clients, all personnel must comply with applicable federal securities laws. In connection with the purchase or sale, directly or indirectly, of a security held or acquired by a client, all personnel are not permitted:

     1.   To defraud the client in any manner;

     2. To mislead such client, including by making a statement that omits material facts;

     3. To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

     4.   To engage in any manipulative practice with respect to such client; or

     5. To engage in any manipulative practice with respect to securities, including price manipulation.

CONFLICTS OF INTEREST

As a fiduciary, WCM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing material facts concerning any conflict that does arise with respect to any client. WCM attempts to identify and avoid conflicts of interest with our clients and other business relations. Consequently, all personnel must try to avoid situations where there are conflicts of interest or an appearance of conflict or impropriety. Conflicts include, but are not limited to, the following:

     1. Conflicts Among Client Interests: All personnel are prohibited from inappropriate favoritism of one client over another that would constitute a breach of fiduciary duty.

     2. Competing with Client Trades: All personnel are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions. Personal securities transactions are addressed more specifically in Section 2.

     3. Disclosure of Personal Interest: Investment Personnel are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer ("CCO") or to the Compliance Officer ("CO"). If the CCO or CO deems the disclosed interest to present a material conflict, the Investment Person may not participate in any decision-making process regarding the securities of that issuer. Should the Investment Person be a research analyst, the CCO or the CO has full discretion to request that the issuer be assigned to another analyst. This provision applies in addition to the quarterly and annual personal securities reporting requirements described in Section 3.


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     4.   Referrals/Brokerage: All personnel must act in the best interest of
          WCM's clients regarding execution and other costs paid by clients for brokerage services. You must strictly adhere to WCM's policies and procedures regarding brokerage, including those on best execution, soft dollars, and directed brokerage. See WCM's policies on Soft Dollar Practices and Best Execution.

     5. Vendors and Suppliers: All personnel must disclose to the CCO or to the CO any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the firm. If you have such an interest, the CCO or the CO may prohibit you from negotiating or making decisions regarding WCM's business with those companies.

     6. No Transactions with Clients: All personnel are not permitted to knowingly sell to, or purchase from, a client any security or other property, except those securities issued by a publicly-traded client. These transactions are subject to the Personal Securities Transactions provisions and procedures.

NON-PUBLIC INFORMATION

All personnel, including non-interested Board Members, must strictly adhere to the firm's Insider Trading Policy. You are prohibited from trading, either personally or on behalf of others, while in possession of material, non-public information. Additionally, you are not permitted to communicate material non-public information to others in violation of the law. Non-public information includes the information to which you have access at WCM (i.e., client information, investment recommendations). Violations of the firm's Insider Trading Policy may result in penalties of civil injunctions, permanent bars from employment in the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines, and jail sentences. Please see WCM's Insider Trading Policy for complete details.

SECTION 2. PERSONAL TRANSACTIONS

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere with their responsibilities to WCM and its clients. In this section, you will find provisions that address those conflicts that can arise from personal transactions.

WCM utilizes an automated personal transactions system called Protegent Personal Trading Assistant ("PTA") to track and monitor Access Persons' personal transactions. To assist you in managing your personal transactions that must be reported to Compliance, you should submit pre-clearance requests, required reports, and certifications through PTA. Compliance will assign to you a user id and a temporary password. It is important that you not share your user id or password with anyone as you are responsible for all information created, modified, and deleted from the system. If you need specific instructions on using PTA, please contact Compliance.

GIFTS AND ENTERTAINMENT

WCM recognizes that Access Persons, because of their position with the company, may be offered, or may receive without notice, gifts and entertainment from clients, brokers, vendors or other business contacts. Access Persons and their family/household members, as well as non-interested Board Members, may not accept or receive any gift or accommodation from any firm or person who does or seeks to do business with WCM that


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     -    might create a conflict of interest or the perception of impropriety;

     - might interfere with the impartial discharge of such person's responsibilities to WCM or its clients; or

     -    place the recipient or WCM in a difficult or embarrassing position.

Keep in mind that the following guidelines are not intended to prohibit normal business entertainment.

     1. Access Persons may not accept or give gifts, entertainment, special accommodations or other things of material value on their own or WCM's behalf that could influence decision-making, make them feel beholden to a person or a firm, or may be construed as an improper attempt to influence a person or firm.

     2. Access Persons may not accept or give gifts or entertainment that exceed the value of $100. For example, if you are offered the use of a private jet to travel to a meeting, along with another firm's employees, and you decide this is the way you wish to travel, you will need to preclear this with Compliance and reimburse the offering party for the value of a first class ticket.

     3. Gifts or entertainment received outside the normal course of business may not exceed $1,000 per year.

     4. Access Persons may not give gifts with an aggregate value in excess of $100 per year to persons associated with securities or financial organizations, including exchanges, broker/dealer firms, commodity firms, or news media.

     5. Any gifts or entertainment that exceed the de minimis must be pre-approved by the CCO, or a designee, if possible. In circumstances where the Access Person may not be able to obtain pre-approval for the receipt of a gift or entertainment (e.g., you are at dinner with a broker), the Access Person should notify Compliance as soon as reasonably possible so they can determine whether reimbursement is appropriate.

     6. Access Persons should be mindful of the frequency of gifts and entertainment as that may be looked upon as excessive. For example, a business contact taking you out to lunch once a month can be construed as inappropriate, even if each lunch is significantly under the de minimis.

     7. Access Persons may not accept or give cash or cash equivalent gifts (e.g., American Express gift cheques), without the prior approval of the CCO, or a designee. Gift certificates to retail stores and restaurants may be accepted without prior approval, as long as it is below the de minimis.

     8. In addition to the preclearance requirement described above, Access Persons should be prepared to reimburse the offering party for any gifts and entertainment that extend to spouses and other family/household members. For example, if a broker offers tickets to you and your family, you should be prepared to reimburse the broker for your family's tickets and possibly for any amount that goes above the de minimis on your ticket.


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     9.   All gifts and entertainment must be reported on a quarterly basis via
          PTA. Specifics on reporting requirements can be found in Section 3.

     10. All gifts and entertainment received from or given to any person(s) associated with the government, municipal, or similar authority must be precleared by the CCO, or a designee. Access Persons need to be aware that the various jurisdictions have different prohibitions and limits on gifts, and violation of these restrictions can happen without their knowledge.

     11. All gifts and entertainment received from or given to any union official (i.e., union or officer, agent, shop steward, employee or other representative of a union) must be pre-cleared by the CCO, or a designee. The Department of Labor ("DOL") typically requires reporting of gifts, entertainment, and paid expenses to union officials beyond a certain de minimis. These reports are made public and posted on the DOL's website.

REFERRALS

Access Persons are prohibited from making referrals to clients (e.g., attorneys, accountants) if the Access Person will benefit in any way.

POLITICAL AND CHARITABLE CONTRIBUTIONS

Access Persons are prohibited from making political contributions for the purposes of obtaining or retaining advisory contracts with public clients (i.e., pay-to-play). Access Persons also are not permitted to consider WCM's current or anticipated business relationships as a factor in soliciting political or charitable donations.

SERVICE ON THE BOARD OR AS AN OFFICER OF ANOTHER COMPANY

To avoid conflicts of interest, inside information and other compliance and business issues, Access Persons generally are prohibited from serving as officers or members of the board of any other entity. Exceptions to this provision must be obtained through the CCO, who may require consideration by the board of WCM. Exceptions must be provided in writing and granted only based on the best interest of WCM and its clients. The CCO can deny the exception request for any reason.

This pre-approval requirement does not apply to service as an officer or board member of any parent or subsidiary of WCM, nor does it apply to non-interested WCM Board Members; although they are required to report to the CCO on an annual basis of all positions held by them on boards or as officers of other companies.

OTHER OUTSIDE BUSINESS ACTIVITY

Access Persons must obtain preapproval from Compliance prior to engaging in any outside business activity as this may interfere with their duties with the firm. Pre-approvals must be submitted through PTA, and will be reviewed by Compliance. Outside business activities include, but are not limited to:

          - Employment with another firm/organization (e.g., part-time position at a retail store for the holiday season, working at family's or friend's store or organization on weekends)


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          -    Consulting engagements

          -    Public/Charitable positions

          -    Fiduciary appointments other than with respect to family members

PERSONAL SECURITIES TRANSACTIONS

Access Persons and their family/household members are required to strictly adhere to the policies and procedures regarding personal securities transactions. Failure to abide by any of these provisions, without prior approval from the CCO, or a designee, may result in sanctions such as fines, disgorgement of profits, and termination of employment. See Section 4 for specific details on non-compliance with the Code.

Securities Covered

The requirements and restrictions discussed in this section of the Code apply to "covered securities," unless otherwise noted. Covered securities typically means any stock, bond, future, investment contract, or any other instrument that is considered a security under the Investment Advisers Act. The term is very broad and includes items such as options, limited partnerships, foreign unit trusts, mutual funds, private investments and private investment funds, hedge funds, investment clubs, Exchange Traded Funds ("ETFs"), and 529 plans.

For the purposes of this Code, certain securities are EXCLUDED from the definition of a covered security. They are:

          a.   Direct obligations of the Government of the United States;

          b. Bankers' acceptances, bank certificates of deposits, commercial paper, and high-quality short term debt instruments, including repurchase agreements;

          c.   Shares issued by money market funds;

          d. Shares issued by open-end mutual funds that are not sub-advised or advised by WCM or any of its affiliates;

          e. Shares issued by unit investment trusts ("UITs") that are invested exclusively in one or more open-end mutual funds, none of which are sub-advised or advised by WCM or any of its affiliates;

                    NOTE: This does not include ETFs or 529 Plans, both of which are considered reportable securities. All personal ETF and 529 Plan transactions, unless purchased through an automatic investment plan, must be precleared by Compliance.

          f.   Municipal bonds

Accounts Covered

The Code governs any covered security in which you, as an Access Person, have any direct or indirect beneficial interest, including interest in a trust, partnership, or retirement plan. Beneficial


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interest is defined under relevant securities laws as any person who directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares direct or indirect pecuniary interest (i.e., the opportunity to share or profit, directly or indirectly, in any profit derived from a transaction) in securities. You are presumed to have beneficial interest in securities or accounts held by your spouse, minor children, and family members sharing your household. This includes adult child, grandchild, parent, stepparent, grandparent, sibling, or in-laws. However, your beneficial interest in securities and accounts may extend beyond members of your household.

Accounts of non-immediate relative or non-relative (i.e., roommate, nanny) sharing the household are not covered, unless you have the opportunity either to share the profits from such securities or to exercise investment influence or control. Keep in mind, however, that the Insider Trading Policy applies regardless of whether the account is covered or not.

Preclearance Requirement

With the exception of those items described in Exemptions to Preclearance Requirements and Transactional Restrictions and in Covered Securities, any transaction in which an Access Person or a member of the person's family/household has or acquires a beneficial interest must be precleared with the CCO, or a designee.

Preclearance requests for securities transactions must be submitted through PTA; verbal approvals are not permitted. Approvals are valid only for the day they were granted. Neither Access Persons nor members of the person's family/household may place an order for a securities transaction for which preclearance authorization is required without prior receipt of written authorization of the transaction. The CCO or the CO may revoke a preclearance any time after it is granted and before the transaction has been executed. Compliance may deny or revoke preclearance for any reason, and is not required to give an explanation, especially when the reasons are confidential in nature.

Transactional Restrictions

The following transactions are prohibited and will not be authorized under any circumstances. These prohibitions apply to all personal securities transactions, including those that are listed in the Exemptions section.

          - Non-public Information. Any transaction in a security by an individual who possesses material, non-public information regarding the security or the issuer of the security;

          - Market Manipulation. Transactions intended to raise, lower, or maintain the price of any security or to create a false appearance of active trading;

          - Market Timing and Excessive Trading. Access Persons should not engage in excessive trading or market timing activities with respect to any fund sub-advised or advised by WCM or any of its affiliates ("reportable funds"). When placing trades in any reportable fund, whether the trade is placed directly in your personal account, 401(k) account, deferred compensation account, account held with an intermediary or any other account, you must comply with the rules set forth in the fund's prospectus and SAI regarding the frequency of trades.


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          -    Others. Any transactions deemed by Compliance to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

The following transactions are GENERALLY prohibited and will not be authorized absent exceptional circumstances.

          - Front Running. An Access Person, including family/household members, should not place an order to enter into a personal security transaction when the Access Person knows, or has reason to believe, that the security may in the near future be recommended for action or acted upon by the firm for any client account.

          - Blackout Periods. Unless the transaction is listed in the Exemptions section or noted below, the blackout periods described below will apply to all personal securities transactions.

               - Access Persons and their family/household members may not purchase or sell a security (or equivalent security) for an account in which they have beneficial interest for a period of seven business days if that security (or equivalent security) has been recommended for action by the Investment Committee; and

               - Access Persons and their family/household members may not purchase or sell a security (or equivalent security) for an account in which they have beneficial interest for a period of seven business days before or after any client account has purchased or sold across a product, hedge fund or group of accounts that security (or equivalent security). Transactions executed for dispersion purposes are excluded from this prohibition.

                         NOTE: The total blackout period is 15 business days (the day of the client trade, plus seven business days before and seven business days after). For example, if a client account sells a security on Monday, you may trade that security in your personal account on the following Monday.

                    Exceptions:

                    - From time to time, an Investment Person who is responsible for making investment recommendations or decisions discovers that a security purchased for his or her own account has been under consideration for client accounts. In this situation, the Investment Person must put the clients' interests first, and promptly make an investment recommendation or decision in the clients' interests, rather than delaying the recommendation or decision for clients to avoid conflict with the blackout provisions of this Code. WCM recognizes that this situation may occur unintentionally; if it appears that the person acted in good faith and in the best interests of WCM's clients, then the CCO or the CO may not require disgorgement of profits.

          - Initial Public Offerings and Private Placements. Access Persons and their family/household members may not acquire beneficial ownership in any initial public offering or limited offering in a private placement transaction except with the specific, advance written approval of the CCO or the CO. Compliance will make a


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               written record of any decision, and the reasons supporting the decision, to approve any such transaction.

          - Short-term Trading. Neither Access Persons nor any member of their family/household may realize a profit from any transaction involving the purchase and sale, or sale and purchase, of the same security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 30 calendar days. For purposes of this rule, transactions will be reviewed on a first-in-first-out basis.

          - Short Selling. Access Persons are not permitted to short any security which is held broadly in client accounts.

Exemptions to Preclearance Requirements and Transactional Restrictions

Unless noted, the following transactions are exempt from preclearance requirements and transactional restrictions described above. Reporting requirements still may apply to these transactions; see Section 3 for complete details.

          - Purchases and sales of large-cap securities (as defined by WCM products) that do not exceed a total of 1,000 shares in one issuer in a one-month period. These transactions are subject to the short-term trading and front running prohibitions described earlier.

          - Purchases and sales over which an Access Person has no direct or indirect influence or control, so long as neither the Access Person nor a family member has any beneficial ownership of securities in the account.

          - Transactions where the Access Person has no knowledge of the transaction before it is completed. For example, transactions effected for an Access Person or family/household member by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed.

          - Purchases and sales pursuant to an automatic investment plan, such as a dividend investment plan.

          - Purchases pursuant to the BPFH employee stock purchase plan (sales of the stock purchased through the ESPP are required to be approved before execution).

          - Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of securities held by the Access Person (or family/household member) and received by the Access Person (or family/household member) from the issuer.

          - Acquisition of securities through stock dividends, dividend reinvestment, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.


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          -    Any acquisition or disposition of a security in connection with an option-related securities transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to purchase an option, the person does not need to obtain preclearance to later exercise the option. However, the security transaction must be reported on the person's quarterly report and on the annual holdings report if it is still held in the account.

          - Transactions in futures and options contracts on interest rate instruments or broad-based indices, and options on such contracts.

          - Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any member of his or her family/household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

          - Transactions in securities determined by Compliance to present a low potential for impropriety or the appearance of impropriety (e.g., a purchase or sale of a bond issued by a company in which WCM most likely would not invest any client assets).

SECTION 3. COMPLIANCE WITH THE CODE

Reporting Requirements

As a general rule, all covered securities and accounts over which an Access Person or a member of the family/household has beneficial ownership must be reported to Compliance on a regular basis. Access Persons are required to complete the reporting requirements described in this section. Exceptions to the reporting requirements are listed under Exemptions to Reporting Requirements. Unless the account or holding falls under the exemptions section, you must file the reports described below, even if you have no holdings, transactions or new accounts to list in the reports.

All reports and certifications submitted through PTA will remain confidential and will not be accessible by anyone other than those in Compliance, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.

Holdings Reports (Initially and Annually)

          - Initial Holdings Report. You must submit a report of all holdings in covered/reportable securities WITHIN 10 DAYS after the day you become an Access Person (typically the day you start employment with WCM) and on an annual basis thereafter. The holdings report should list all covered/reportable securities in which you or members of your family/household have beneficial ownership.

               Initial holdings information should be current as of a date no more than 45 days prior to your date of becoming an Access Person. For example, if you start on November 1st, your initial holdings information should be as of no later than September 17th. Initial holdings information should be entered into PTA. The system will require that you provide for each holding: 1)the ticker symbol or other primary identifier, 2)the


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               account in which that the security is held, and 3)the quantity or principal amount. PTA will automatically record the date and time of each holding that is submitted.

          - Annual Holdings Report. On an annual basis, you are required to report all of your covered/reportable securities as of December 31st. ANNUAL HOLDINGS REPORTS MUST BE COMPLETED AND SUBMITTED BY JANUARY 31ST.

Brokerage and Investment Account Reports (Initially, Annually, Quarterly for Newly Opened Accounts)

          - Initial Accounts Report. You must submit through PTA a list of all brokers, dealers and banks where you or a member of your family/household has established an account in which any securities (not merely covered/reportable securities) are held for the direct or indirect benefit of you or a member of your family/household WITHIN 10 DAYS after the day you become an Access Person (typically the day you start employment with WCM). You must provide the name of the account, the account number, the name of the broker, dealer or bank with whom the account is established and the date the account was established. PTA will date and time each account submission automatically.

               If you open an account while employed at WCM, you must add that account to PTA and notify Compliance. You will be required to send a letter to the broker/dealer/bank to request duplicate copies of transaction confirmations and account statements for Compliance. Conversely, if you close an account while employed at WCM, you must de-activate that account in PTA and notify Compliance. You will be required to send a letter to your broker/dealer/bank to request that they stop sending us duplicate confirms and statements. See Duplicate Statements and Confirms section for more information.

          - Quarterly Accounts Report. On a quarterly basis, you are required to report all new accounts that you or a family/household member have opened during that quarter. You should review the name of the broker, dealer or bank, the account number, date the account was established, and any other information for accuracy. QUARTERLY ACCOUNT REPORTS MUST BE COMPLETED AND SUBMITTED WITHIN 21 DAYS AFTER THE CALENDAR QUARTER END.

          - Annual Accounts Report. You are required to report all accounts in which your or your family/household members hold any securities that could benefit you or your family/household members directly or indirectly. You should review the name of the broker, dealer or bank, the account number, date the account was established, and any other information for accuracy. ANNUAL ACCOUNT REPORTS MUST BE COMPLETED AND SUBMITTED BY JANUARY 31ST.

Transactions Reports (Quarterly)

You are required to review and acknowledge all covered/reportable securities transactions for the most recent calendar quarter. The list should reflect all transactions in covered/reportable securities in which you or a member of your family/household have/had beneficial ownership. You should review the primary identifier, the interest rate and maturity date (if applicable), quantity or principal amount, nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), price, the name of broker/dealer/bank with which transaction was effected, and any other information for accuracy. QUARTERLY TRANSACTION REPORTS MUST BE COMPLETED AND SUBMITTED WITHIN 21 DAYS AFTER THE CALENDAR QUARTER END.

Duplicate Statements and Confirms

If you or any member of your family/household has a securities account with any broker, dealer or bank, you or your family/household member must instruct that broker, dealer or bank to send, directly to WCM's Compliance Department, contemporaneous duplicate copies of all transaction confirmation statements and all account statements relating to that account. THIS REQUIREMENT DOES NOT SATISFY THE QUARTERLY OR ANNUAL REPORTING REQUIREMENTS AS OUTLINED ABOVE.

If you or any member of your family/household close a securities account with any broker, dealer or bank, you or your family/household member must instruct that broker, dealer or bank to stop sending to WCM duplicate copies of all transaction confirmation statements and all account statements relating to that account.

Gifts & Entertainment Reports (Quarterly)

You are required to disclose all gifts and entertainment you have received or given regardless of value. Keep in mind that certain regulatory entities have strict rules on the receipt and giving of gifts and entertainment. It is very possible to identify discrepancies between the recipient and the provider given reporting requirements. QUARTERLY GIFTS & ENTERTAINMENT REPORTS MUST BE COMPLETED AND SUBMITTED WITHIN 21 DAYS AFTER THE CALENDAR QUARTER END.

When completing your report, you must provide the name of the recipient/provider, description of gift or entertainment, date, and cost. WCM recognizes that it may be difficult to obtain an actual cost on some gifts and entertainment for various reasons. In these instances, you should make a reasonable estimate. Compliance has discretion to question reported values of gifts and entertainment. In some cases, Compliance may ask for back up documentation.

The following examples and guidelines have been provided to assist you with this reporting requirement.

          Reportable Items

          -    Gifts (e.g., fruit baskets, flowers, gift certificates)

          - Meals outside the normal course of business (e.g., charity dinner sponsored by broker or consultant)

          - Meals that are frequent (e.g., the same broker takes you to dinner or lunch once a month)

          - Tickets to sports events, concerts, shows, movies, etc. regardless of who is in attendance from WCM or another firm

          - Golf and other outings such as fishing trips and sailing excursions

          - Donations and sponsorships on behalf of WCM (excludes those organizations that WCM as a firm sponsors or donates to regularly such as City Year); for example, a broker asks that you sponsor a dinner table or a round of golf at an upcoming client event

          Typically Not Reportable Items

          - Meals that occur during the normal course of business AND the broker, client, consultant, or business contact is present (e.g., broker bringing in lunch for a meeting, broker taking you to dinner to discuss Westfield business). However, if these are excessive in nature and frequent in occurrence, they must be reported.

          - Promotional items (e.g., company logo items such as pens, golf balls, key chains, note pads, mugs, hats)

          - Nominal gifts that are given for a special occasion (e.g., flowers for the birth of a child)

Acknowledgement of Code (Initially and Annually)

          - Initial Acknowledgement. As part of your initial holdings submission, you will be required to acknowledge that you received, read, understand, and will comply with the Code and all its provisions. You also will confirm that the Code applies to you and members of your family/household, and that you are an Access Person (and Investment Person, if applicable) under the Code.

          - Annual Acknowledgement. Annually, you are required to acknowledge that you have received, read, understand and will comply with the Code and all its provisions. You also will re-confirm that the Code applies to you and members of your family/household, and that you are an Access Person (and Investment Person, if applicable) under the Code.

          - Interim Acknowledgement. From time to time, the Code may be amended to reflect new regulatory requirements or to address new conflicts that have arisen. All amendments to the Code will be distributed to Access Persons, who will be required to acknowledge that they have received, read, understood, and will comply with the amended Code. Immaterial amendments will be distributed either with material amendments or during the annual acknowledgement period.

Notifying Compliance of Violations

The Code requires that if at any time you become aware that you, any members of your family/household or any other Access Person, have violated the Code, it is your fiduciary obligation to report such violation(s) to the CCO, or the CO in the CCO's absence, immediately. All Access Persons are required to report actual or suspected violations of the Code promptly to the CCO or the CO. In the case of an actual or suspected violation by the CCO, Access Persons are required to notify the CEO or the President.

          - Confidentiality. Any reports created to satisfy the requirements of the Code shall be treated confidentially and shall be investigated promptly as required by the particular circumstances. Violation reports can be submitted anonymously through PTA.

          -    Types of Reporting. You are obligated to report any:
               a)noncompliance with applicable laws, rules and regulations;
               b)fraud or illegal acts involving any aspect of the firm's business; c)material misstatements in regulatory filings, internal books and record, client records or reports; d)activity that is harmful to clients; and e)material deviations from required controls and procedures that safeguard clients and the firm.

          - Guidance. You are encouraged to seek guidance from the CCO or other senior manager with respect to any action or transaction that may violate the Code and to refrain from any action or transaction that might lead to the appearance of a violation.

          - Retaliation. Any retaliation against an employee who reports a violation is prohibited and constitutes a further violation of the Code.

Exemptions from Certain Reporting Requirements

Managed Accounts - Personal Securities Transactions

Access Persons are not required to report accounts and securities over which the person or the person's family/household members has no direct or indirect influence or control. However, you are required to notify Compliance of these types of accounts and obtain an attestation from the adviser(s) in order to exempt a nondiscretionary account from the quarterly reporting requirements.

While you may speak to your adviser about your financial goals and objectives, you are not permitted to consult with your adviser (or be consulted on) any specific security transactions, regardless of whether the security is covered or not covered. You will be required to disclose these accounts and any covered/reportable securities in these accounts in your initial holdings report. You also will be required to disclose the covered/reportable securities in these accounts on your annual holdings report.

Automatic Investment Plans - Personal Securities Transactions

Access Persons are not required to disclose on their quarterly transaction reports any securities that were purchased or sold through an automatic investment plan, including dividend reinvestment plans. You are required to disclose these holdings on your initial and annual holdings reports.

SECTION 4: ADMINISTRATION AND ENFORCEMENT

APPROVAL AND DISTRIBUTION

Compliance will distribute the Code to all Access Persons at least annually. Material amendments or revisions made to this Code will be approved by WCM's Board of Directors. Upon approval by the Board, the Code will be distributed to all Access Persons. Access Persons are required to acknowledge that they have received, read, understood, and will comply with the Code and any amendments.

TRAINING AND EDUCATION

The CCO, or a designee, is responsible for training and educating all employees regarding the Code. All newly hired employees are required to complete a compliance overview session that includes review of the Code and WCM's Insider Trading Policy. New employees are required to acknowledge that they have received, read, understood, and will comply with the Code and the Insider Trading Policy.

Periodically, the CCO, or a designee, will provide training on the Code to all employees. Employees are required to attend any training sessions or read any applicable materials that Compliance deems appropriate. On occasion, it also may be necessary for certain departments to receive additional training. Should this be the case, the CCO, or a designee, will coordinate with the appropriate department managers to discuss particular topics and concerns to address at the training session.

ANNUAL REVIEW

In accordance with Rule 206(4)-7 of the Advisers Act and 38a-1 of the Investment Company Act, the CCO, or a designee, will review at least annually the adequacy of the Code and the effectiveness of its implementation. The CCO, or a designee, will report the results of the annual Code review to WCM's Board of Directors and will bring material violations to their attention.

PERSONAL TRANSACTIONS MONITORING

On at least a quarterly basis, the CO will review and monitor required reports for conformity with all applicable provisions outlined in Sections 2 and 3. Each member of the Compliance Department will review and monitor each other's reports as required by the Code.

REPORT TO BOARDS OF DIRECTORS

The CCO, or a designee, will report to WCM's Board of Directors on a quarterly basis the results of the review of personal transaction reports, and any material violations or granted waivers of the Code and its provisions. In addition, the CCO, or a designee, may be required to provide an annual written report to the Board of Directors of certain sub-advised clients as required by Rule 17j-1 of the Investment Company Act.

SANCTIONS

WCM treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, WCM may impose one, several or all of the following: penalties or fines as outlined in this Code; a reduction of compensation, a demotion; a disgorgement of trading gains; suspension or termination of your employment; making a civil referral to the SEC; and making a criminal referral. Some examples of violations include: improper trading activity; failing to file required reports; making inaccurate or misleading reports or statements concerning trading activity or securities accounts; and inappropriate individual conduct, even if no clients are harmed. If you have any doubt or uncertainty about what this Code requires or permits, you should consult Compliance.

The CCO, with assistance from the CO, shall determine whether the policies established in this Code have been violated, and what sanctions, if any, should be imposed. The CCO or CO will notify you of any discrepancy between your personal activities and the rules/restrictions outlined in this Code. If a discrepancy cannot be thoroughly explained or corrected to the CCO's satisfaction, the CCO, or in her absence, the CO, has full authority as granted by the WCM Board of Directors, to determine and impose a sanction upon any employee or board member who may have violated the Code or the spirit of the Code. Failure to promptly abide by a directive to reverse a trade, forfeit profits or submit a monetary fine may result in the imposition of additional sanctions.

The following sanctions are guidelines; depending on the nature of the violation, Compliance may impose sanctions that are less or more than those listed. Fines are to be paid by check, made payable to Westfield Capital Management Company, LLC. Each payment will be submitted to a charity of the CCO's or CO's unbiased choice. Reimbursements to brokers or other business contacts should be paid to the appropriate party; a copy of the reimbursement check and the cancelled reimbursement check should be given to Compliance.

VIOLATION                         SANCTION
---------                         --------
Late Reporting or Certification   First Offense: $50 per day after due date per report or
                                  certification

                                  Second Offense: $100 per day after due date per report
                                  or certification; possible temporary suspension of
                                  personal securities transaction rights

                                  Subsequent Offense: $150 per day after due date per
                                  report or certification, plus temporary suspension of
                                  personal securities transaction rights

Failure to Preclear or Trading    First Offense: $150 per trade
on Expired Preclearance
Approval                          Second Offense: $300 per transaction plus disgorgement
                                  of any profits; possible temporary suspension of
                                  personal securities transaction rights and possible
                                  reversing of questionable trades

                                  Subsequent Offense: $500 per transaction plus
                                  disgorgement of any profits; temporary suspension of
                                  personal securities transaction rights; possible
                                  reversing of questionable trades

Market Timing                     $500 per trade plus disgorgement of any profits;
                                  temporary suspension of personal securities transaction
                                  rights; possible termination of employment and civil or
                                  criminal referral

Providing False or Omitting       Suspension of personal securities transaction rights;
Material Information on           possible termination of employment and civil and
Reports or Certifications         criminal referral

Front Running or Purchasing       $1,000 per trade for microcap
Securities within Blackout        $750 per trade for small cap
Periods (Market caps are          $500 per trade for smid cap
defined by WCM products)          $250 per trade for mid cap
                                  $100 per trade for large cap

                                  Disgorgement of profits; temporary suspension of personal securities transaction rights; possible reversing of questionable trades and possible termination of employment

VIOLATION                         SANCTION
---------                         --------
Short-term Trading                First Offense: $100 per transaction plus disgorgement
                                  of profits

                                  Second Offense: $200 per transaction plus disgorgement
                                  of profits; temporary suspension of personal
                                  transaction rights; possible reversing of questionable
                                  trades

                                  Subsequent Offense: $300 per transaction plus disgorgement of profits; temporary suspension of personal securities transaction rights; possible reversing of questionable trades

Trading Securities on             $500 per trade plus disgorgement of any profits;
Restricted List                   temporary suspension of personal securities
                                  transactions; possible reversing of questionable trades

Gifts & Entertainment - Failure   Depending on the circumstances and the violation, the
to preclear, Acceptance or        sanction will differ. In those cases where the Access
Giving of Gifts & Entertainment   Person is the recipient, the person will be asked to
Above De Minimis                  reimburse the offering party the amount above the de
                                  minimis.

                                  If the Access Person violates the policy repeatedly,
                                  monetary fines and employment suspension may be
                                  imposed. In all cases, a written warning will be issued
                                  and placed in the person's file.

RECORDKEEPING REQUIREMENTS

Compliance will maintain the following records in the manner and to the extent set out in Rule 204-2(a)(12) and (13) of the Investment Advisers Act and Section 17j-1(f) of the Investment Company Act in a readily accessible place.

     1. A copy of each Code that is in effect, or at any time within the past five years;

     2. A record of any violation of the Code, and of any action taken as a result of the violation, for five years after the end of the fiscal year in which the violation occurred;

     3. Copies of acknowledgements of receipt of the Code and material amendments for each person who is currently, or within the past five years was, an Access Person;

     4. A copy of each report made pursuant to the Code, including any brokerage confirmation and account statements;

     5. A list of names of persons, currently or within the past five years, who are or were Access Persons or Investment Persons;

     6. A list of persons who are, or were, responsible for reviewing reports made pursuant to the Code during the last five years;

     7. A copy of reports provided to the WCM Board of Directors regarding the Code;

     8. A copy of WCM's Board of Directors Annual Acknowledgement and Certificate of Compliance with Section 17j-1(c) of the Investment Company Act for at least five years after the end of the fiscal year in which it is made;

     9. A record of any decision, and the reasons supporting the decision, for approving the acquisition by Access Persons of IPOs and limited offerings for at least five years after the end of the fiscal year in which the approval was granted; and

     10. A record of any granted waivers or exceptions, and supporting reasons, to any provisions of the Code.

VERSION CONTROL

              CHANGES                                                          APPROVED   APPROVED
DATE          MADE BY                         CHANGES MADE                      BY CCO    BY BOARD
----       -------------   -------------------------------------------------   --------   --------
ADOPTED    N/A             N/A                                                 2004       2004
JULY 1,
2004

5/16/05

10/17/05

2/16/06    Helen McAuley   Added gifts & entertainment reporting requirement   2/16/06    N/A

8/2/06     Helen McAuley   Changed quarterly reporting due date from 10        8/2/06     N/A
                           days to 21 days; deleted CCH exhibits and
                           applicable references in Reporting Requirements,
                           revised pre-clearance form

11/9/06    Helen McAuley   deleted TOC and reporting forms, added fiduciary    1/10/07    1/16/07
                           and conduct sections, expanded gifts &
                           entertainment section, excluded muni bonds from
                           covered securities, exempted reporting of any
                           securities not covered/reportable, added
                           reporting initially and annually covered
                           securities on managed accounts, clarified
                           reporting requirements, modified sanctions
                           table: increased monetary fines for all
                           violations, added gifts and entertainment
                           sanctions, added specific disciplinary actions

APPLICABLE REGULATION(S)
204A-1, 17J-1

IDENTIFIED RISK(S)   INTERNAL CONTROL(S)
------------------   -------------------
